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                                                                    EXHIBIT 99.1

                     [LOGO OF PREFERRED EMPLOYERS HOLDINGS, INC.]

FOR IMMEDIATE RELEASE            COMPANY CONTACT:
                                 William R. Dresback, Senior VP and CFO
                                 Telephone:  (305) 893-4040
                                 Fax:        (305) 893-1173



             PREFERRED EMPLOYERS EXECUTES DEFINITIVE AGREEMENT TO ACQUIRE
                ALL OF THE OUTSTANDING CAPITAL STOCK OF NET HEALTHCARE


     MIAMI, FLORIDA - 3:00 PM - JULY 13, 1998 - Preferred Employers Holdings, Inc. (NASDAQ/Small Cap:PEGI) announced today that the Company, and its subsidiary Preferred Healthcare Staffing, Inc., have executed a definitive agreement to acquire, through a "pooling of interest," all of the outstanding capital stock of National Explorers and Travelers Healthcare, Inc. ("NET Healthcare") from its stockholders. The purchase price (not to exceed $10 million) will be a multiple of NET Healthcare's net after tax income on an annualized basis, based upon the first four months of 1998, less outstanding debt. The purchase price is payable in shares of common stock of Preferred Employers.

     The closing of the purchase of the stock of NET Healthcare is expected to occur by the end of July 1998, and is contingent upon numerous closing conditions, which may or may not occur.

     Organized in January 1996, NET Healthcare is a privately held company providing registered nurse and other professional medical personnel, often referred to as "travel nurses," primarily to client hospitals in the United States and the Caribbean on a contractual basis, for periods generally ranging from 8 to 52 weeks. During 1997, NET Healthcare placed in excess of 1,000 nurses and currently has orders for in excess of 1,800 nurses. It is anticipated that NET Healthcare's existing management and staff will be retained.

     With the closing of the acquisition of NET Healthcare, the Preferred Healthcare Staffing subsidiary of Preferred Employers Holdings will have more than 600 nurses, surgical technologists and therapists currently under contract and will serve more than 1,000 client facilities in the continental United States and the Caribbean.

     Commenting on the execution of the stock purchase agreement, Mel Harris, Chairman, President and Chief Executive Officer of Preferred Employers Holdings, stated, "The operations of NET Healthcare fit into our announced strategy of moving into the employee leasing and employee staffing arena, where our demonstrated competencies in workers' compensation and claims cost containment can be leveraged, and fits with the business presently being conducted by our Preferred Healthcare Staffing, Inc. subsidiary. We are committed to prudent, accretive acquisitions that directly build on our core business."

     Preferred Employers Holdings, Inc. is a multi-service oriented provider engaged in the following businesses: (i) a provider of workers' compensation and business insurance products and risk management and cost containment services primarily to franchised companies



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throughout the United States; (ii) a re-insurer with respect to certain workers'
compensation and employers' liability insurance policies; and (iii) a provider of temporary registered nurses and other professional medical personnel primarily to client hospitals. Its announced strategy calls for it to grow its core business in new geographic regions and in other franchise areas, as well as expanding its operations in complementary businesses, where its worker's compensation knowledge and expertise is particularly applicable.


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Certain statements contained herein are forward-looking statements that have been made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the actual results in the future periods or plans for future periods to differ materially from those described herein as anticipated, believed or estimated.

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